Exhibit 10.1
OPERATION AND SERVICE AGREEMENT

THIS OPERATION AND SERVICE AGREEMENT (this “Agreement”), is executed on this 19th day of May, 2011, to be effective as of January 1, 2011 (the “Effective Date”), by and between La Grange Acquisition, L.P. d/b/a Energy Transfer Company, a Texas limited partnership (“Operator”), Regency GP LP, a Delaware limited partnership (the “General Partner”), Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), and Regency Gas Services LP, a Delaware limited partnership (“Owner”).

W I T N E S S E T H:

WHEREAS, the General Partner is the general partner of the Partnership, and as such conducts, directs and manages all activities of the Partnership;

WHEREAS, the Partnership is the direct and indirect owner of Owner, which is the direct and indirect owner of the Facilities (defined below);

WHEREAS, the General Partner previously caused a certain affiliate of the General Partner to provide services (including the Services) to the Partnership and its subsidiaries (including Owner) on behalf of the General Partner pursuant to the limited partnership agreement of the Partnership, and the General Partner now desires to have Operator (which is an affiliate of the General Partner and an “Indemnitee” under the limited partnership agreement of the Partnership) provide the Services (defined below) on its behalf with respect to the operation and maintenance of the Facilities on the terms set forth herein;

WHEREAS, the conflicts committee of the general partner of the General Partner has reviewed this Agreement and granted “Special Approval” with respect hereto;

WHEREAS, Operator is willing to provide the Services to Owner and its subsidiaries on the General Partner’s behalf; and

WHEREAS, the parties hereto desire to set forth their respective rights and responsibilities with respect to the operation and maintenance of the Facilities, the provision of the Services and any other matters addressed herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, as of the Effective Date, the parties agree as follows:

ARTICLE 1
OPERATION OF FACILITIES

1.1           Conflicts Policy.  This Agreement and each party’s performance hereunder shall at all times be in compliance with and subject to the Statement of Policies Relating To Potential Conflicts Among Energy Transfer Partners, L.P., Energy Transfer Equity, L.P. and Regency Energy Partners, LP dated August 10, 2010, and as may be amended from time to time (the “Conflicts Policy”) to the extent applicable.  Operator represents and warrants that (a) Operator will not use any information obtained in the course of its performance hereunder regarding Owner or Owner’s current, past or future plans and operations in a manner that is adverse to Owner, and (b) Operator will take all necessary measures to ensure that Owner’s competitively sensitive information is only disclosed to employees of Operator who have a need to know in order to perform the Services hereunder.

1.2           The Services.   The Routine Services, Special Services and Emergency Services (as defined below) shall constitute the Services provided by Operator hereunder.

1.3           Description of the Facilities.  Subject to the terms hereof, the facilities covered by this Agreement are more particularly identified in Schedule 1.3(A) (the facilities, the personalty, fixtures and real property associated therewith are referred to herein as, individually, a “Facility” and collectively, the “Facilities,” and the real property on which such personalty and fixtures are located may be singularly referred to as the “Premises”).  Upon mutual agreement of the parties, other facilities and premises may be added to the terms of this Agreement.  It is understood and agreed by the parties that the Facilities described herein are for general reference purposes and that the terms “Facility” and “Facilities” used herein are made in reference to all of the above referenced assets directly or indirectly owned and/or operated or leased by Owner, but specifically excluding Third Party Operator Assets as defined and described in Schedule l.3(A).  Title to, and ownership of, the Facilities and Premises shall remain vested in Owner, Owner’s subsidiary(ies) or Owner’s lessee(s), as applicable.  Title to any new Facility or Premises or improvement or replacement to any existing Facility which is obtained or constructed pursuant to this Agreement, and with particularity Article 4, shall vest automatically in Owner, Owner’s subsidiary(ies) or Owner’s lessee(s), as applicable, without any other action necessary hereunder.

1.4           Services Provided by Operator.

(a) Subject to the terms hereof, Operator shall provide routine operations, maintenance and related services reasonably required to operate and maintain the Facilities, including but not limited to the services set forth on Schedule 1.4(A) (the “Routine Services”).

(b)           Special Services.  Either Owner or Operator may propose additional services, other than the Routine Services, to be provided by Operator, such as those set forth on Schedule 1.4(A) (and any such additional services are referred to herein as the “Special Services”). The proposing party shall identify in writing the proposed Special Service to be provided by Operator and the proposed budget amount for such Special Service. In the event that Owner and Operator agree in writing on a budget amount for such Special Service, the Annual Operating Budget for the then current year shall be amended to include such additional budget amount and Operator shall be authorized to provide such Special Service pursuant to the terms of this Agreement.

(c)           Emergency Services.  In the case of an emergency which might threaten life, property, or the environment, or render the Facility or any part thereof incapable of continued operation, Operator shall immediately take such reasonable steps and incur such operating and capital expenses as in its sole opinion are required to deal with such emergency to render the site of the emergency safe, including hiring of third parties to perform any and all repair, reconditioning, overhaul or replacement work on any part of the Facilities (such services are referred to herein as “Emergency Services”).  Operator shall adhere to Operator’s Emergency Response Plan during an emergency and shall perform all communications in accordance with such Emergency Response Plan or as permitted in accordance with Section 1.4(C). As soon as practical after expenses to deal with such emergency have been incurred, Operator shall report such expenses in reasonable detail to Owner.  If practical, Operator shall notify Owner of the expected expenses in advance of providing Emergency Services.  Owner will provide an emergency contact person available 24 hours a day.  To the extent not reimbursed in accordance with an Annual Operating Budget, the Partnership will reimburse Operator for one hundred percent (100%) of the Expenses (including labor) incurred by Operator in providing the Emergency Services under this subparagraph (c).

(d)           Documentation Required by Regulatory Authorities.  Owner shall provide for use by Operator, all existing and available design, construction, operation and maintenance information, including "as built" drawings schematics and flow diagrams, to allow Operator to perform its obligations hereunder.  Operator will maintain and update all documentation as required by applicable federal, state or local governmental laws, rules, regulations or ordinances for the operation of the Facilities.  To the extent not reimbursed in accordance with an Annual Operating Budget, the Partnership will reimburse Operator for one hundred percent (100%) of the Expenses (including labor) incurred by Operator in providing the Services under this subparagraph (d).

(e)           Pipeline Integrity and Operator Qualification.  To the extent not reimbursed in accordance with an Annual Operating Budget, the Partnership will reimburse Operator for one hundred percent (100%) of the Expenses (including labor) on all work on or with respect to the Facilities related to meeting the spirit, intent and guidelines of the Pipeline Integrity and Operator Qualification Rules of the DOT/PHMSA or other State or Local governmental agency with jurisdiction over the Facilities.

(f)           Capital Expenditures.  Subject to the provisions of Section 4, Operator will procure and furnish all materials, equipment, services, supplies and labor necessary to implement the items set forth in the Annual Capital Budget (below defined), including, without limitation, the acquisition of  materials, engineering, permits, project management and construction.

(g)           Reports to Owner.  Operator will provide Owner with the Reports set forth in Schedule 1.4(H) attached hereto.

(h)           Accounting.  Operator will maintain accounting records and source documentation substantiating the Services provided under this Agreement, maintain such accounting records in compliance with the Subject Laws and in accordance with generally accepted accounting principles and prepare, organize and provide source data which will enable Owner (or the appropriate Partnership subsidiary) to submit for reimbursement from third parties the costs of those Services for which such third parties are liable under applicable agreements. All accounting records shall be maintained in a manner prescribed by Owner on a region by region and asset by asset basis.  Operator shall maintain separate books and records by company for Partnership subsidiaries as required by Subject Laws or Owner.

(i)           General.  Operator will perform any other services necessary or proper or any other services reasonably requested by Owner for the operation, maintenance and protection of the Facilities.

1.5           Standard of Conduct of Operator.

(a) General Standard.  Operator shall provide the Services under this Agreement in (i) a good and workmanlike manner and (ii) as a reasonably prudent operator conforming with the usual and customary practices of the natural gas pipeline industry.

(b)           Compliance with Contracts, Laws and Conflicts Policy.  Operator shall perform the Services under this Agreement in compliance with: (i) subject to Owner’s obligations under Subsection 1.5(c) below, the terms and conditions that directly or indirectly relate to, or affect, operations of the Facilities (including, without limitation, any product or gas quality specification and/or quantity provisions, subject to the capacity limitations of the Facility) in all existing or future purchase, sale, exchange, marketing, storage, service, gathering, transportation and/or any other agreements, including tariffs filed with governmental agencies, covering the purchase, sale, storage, exchange or transportation of goods, products or feedstock to, from, through, or in a Facility or Facilities (collectively, the “Facilities Contracts”); (ii) all laws, permits, rules, codes, ordinances, requirements and regulations of all federal, state or local agencies, court and/or other governmental bodies, which are now, or may in the future become applicable to (A) Owner’s direct or indirect ownership of the Facilities, (B) the business of Owner or any of its subsidiaries, (C) any Facility or Facilities, (D) equipment and personnel engaged in the provision of Services covered by this Agreement, and/or (E) the performance of Services or any other obligation of Operator hereunder (all matters set forth in clause (ii) of this Subsection 1.5(b) are defined herein collectively, as the “Subject Laws”); and (iii) Operator’s or its affiliates’ policies and procedures relating to operational matters at the Facilities as specified in writing by Owner to Operator; (iv) the requirements of any insurance policies and (v) the Conflicts Policy.

(c)           Copies of Facilities Contracts.  To assist Operator in compliance with Subsection 1.5(b), Owner will identify on Schedule 1.5(B) all existing Facilities Contracts entered into by Owner or its affiliates in which Owner believes there are terms and conditions that may materially impact the manner of operations of any of the Facilities and provide to Operator summaries or copies of such provisions or documents.  With respect to new Facilities Contracts, Owner will advise and furnish to Operator summaries of such applicable provisions or copies of any new Facilities Contracts that may materially impact the manner of operation of any Facility. Operator acknowledges and agrees that the Facilities Contracts are owned by Owner or its affiliates and that Operator shall have no authority, as agent or otherwise, to amend or modify existing Facilities Contracts or to enter into new Facilities Contracts. The terms of the Facilities Contracts are subject to Section 10.10.   Owner’s failure to identify a material operating provision and/or any Facilities Contracts shall not affect Operator’s obligation to comply with such operating provision once Operator has been made aware of it.

(d)           LIMITS OF LIABILITY.  OPERATOR SHALL NOT BE LIABLE FOR ANY LOSSES OR DAMAGES TO THE FACILITIES, OR LOSSES OR LIABILITIES OF THE OWNER GROUP (DEFINED HEREIN) DUE TO THE FAILURE OF OPERATOR TO PROVIDE SERVICES IN COMPLIANCE WITH THIS SECTION 1.5, OR LOSSES OR LIABILITIES OF OWNER RESULTING FROM OPERATOR’S NON-COMPLIANCE WITH ANY OF THE FACILITIES CONTRACTS, EXCEPT AS TO SUCH LOSSES, DAMAGES OR LIABILITIES RESULTING FROM THE BAD FAITH, FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (OR, IN THE CASE OF A CRIMINAL MATTER, ACTIONS TAKEN WITH KNOWLEDGE THAT SUCH ACTIONS WERE UNLAWFUL) OF ANY OF OPERATOR GROUP (DEFINED HEREIN).

1.6           Emergencies.  While providing the Emergency Services set forth in Subsection 1.4(c), Operator will follow its Emergency Response Procedures as adopted and amended from time to time. Operator will not issue public statements or communicate with any governmental authority regarding any emergency unless, in the reasonable opinion of Operator, it is necessary and time does not allow Owner or the appropriate Partnership subsidiary to issue such public statement or undertake such communication.

1.7           Procedure for Notification and Reporting, Including Contact Personnel.  All reporting and notifications required pursuant to this Agreement shall be made to the contact personnel of Owner, or Operator, as the case may be, and at the telephone, facsimile or address as set forth in Section 10.8 hereof or as otherwise provided by written notice from one party to the other from time to time during the term of this Agreement.  Any change in personnel, telephone, facsimile or address shall be effective under this Agreement one day after the delivery by the party so changed of written notice of same to the other party. Written and verbal reporting and notices shall be effective upon receipt if received during regular business hours, except in respect of emergency reporting and notifications which will be effective upon receipt regardless of time of day.

1.8           Authority to Negotiate and Deliver Contracts. Subject to the Annual Operating Budget, the Annual Capital Budget, the specific authorizations for Special Services pursuant to Subsection 1.4(b), and Owner’s Limits of Authority Policy, as well as any additional conditions, restrictions, or limitations set forth or imposed by Owner, Owner hereby authorizes the Operator to prepare, negotiate, execute, and deliver contracts in connection with the performance of Services on its behalf, including contracts with subcontractors to provide Services. To the extent practicable, all such contracts and other agreements may be entered into in the name of the Owner or the applicable Partnership subsidiary; provided, however, that to the extent that Operator uses existing agreements already in Operator's name, without the need to enter into new agreements in the name of Owner, Operator agrees to execute the rights and obligations of such agreements on behalf of the applicable Partnership subsidiary as if such subsidiary were an original signatory thereof. To the extent that the Operator secures or obtains any permits, licenses, title documents, contracts, warranties, and approvals for the benefit of the Partnership or any of its subsidiaries or the Facilities at any time after the date of this Agreement, Operator shall (a) secure or obtain all such documents, instruments, and materials in the name of the Owner or the applicable Partnership subsidiary and (b) deliver such documents, instruments, and materials over to Owner within fifteen (15) Business Days after they are received by the Operator (or as soon as reasonably practicable thereafter).

ARTICLE 2
RELATIONSHIP OF PARTIES

2.1           Independent Contractor.    The relationship of Operator and all of its employees to the General Partner, the Partnership, and all of the Partnership’s subsidiaries (including Owner) shall be that of an independent contractor.  All of the employees of Operator performing Services shall, at all times and in all places, be subject to the sole direction, supervision and control of Operator.  Operator shall exercise control over the services and manner in which it and its employees perform Services. Subject to the other requirements provided herein, with particularity, insurance requirements, Subsection 1.4(a) and any redistribution of the RGNC Prorata/Allocated Expense (defined below) required as a result of subcontracting Services, Operator shall have the right to prudently subcontract Services.  Owner shall have the right to observe and consult with Operator in connection with Operator’s performance of its obligations under this Agreement.  Further, Owner shall have the right to witness all environmental, technical, quality, compliance and safety assessments to be performed on or in connection with any of the Facilities.

2.2           Louisiana Operations.   Notwithstanding any other provision in this Agreement, the parties hereto recognize, acknowledge and agree that, solely for the purpose of the Louisiana Workers’ Compensation Act, that (i) the work and services being performed by Operator and/or by the employees of Operator in the State of Louisiana (and its suboperators, if any), whether direct or statutory, borrowed or otherwise, (collectively, “Operator’s Employees”) are an integral part and essential to the ability of Owner to generate Owner’s goods, products and services and are part of Owner’s trade, business or occupation, and (ii) Operator’s Employees are the statutory employees of Owner for the purposes of La. R.S. 23:1061(A)(3), and Owner and its applicable affiliates shall be entitled to the protections that are afforded a statutory employer under Louisiana law.  Notwithstanding the foregoing sentence, the General Partner, the Partnership and the Partnership’s subsidiaries (including Owner) will not be vicariously responsible to a third Person for any acts of Operator’s Employees. Operator shall primarily be responsible for and shall pay for all workers’ compensation benefits to any of Operator’s Employees, shall protect, indemnify, defend and hold harmless Owner Group for any amounts owing with respect to any of Operator’s Employees arising out of the Louisiana Workers’ Compensation Act, and hereby waives, and shall not be entitled to seek, any contribution or indemnity from Owner Group for any such payments by or on behalf of Operator.

ARTICLE 3
OPERATING BUDGET

3.1           Annual Operating Budget.  Each year Operator shall prepare and present to Owner an “Annual Operating Budget” of all of the costs and expenses (other than the costs and expenses set forth in Section 3.2 which are hereby expressly excluded from such budget) that Operator expects to incur to perform the Services for the next succeeding fiscal year commencing January 1.  The Annual Operating Budget may include an allocated portion of costs expected to be incurred by Operator to provide services to other owners for which Operator performs services, provided that such costs are incurred, in part to provide services hereunder.  Any such allocation shall be reasonably determined by Operator and consistent with allocation methodologies used under generally accepted accounting principles (the “RGNC Prorata/Allocated Expense”).  The budget shall be prepared on a region by region and asset by asset basis as reasonably determined by Owner. Without limitation, the following expenses (hereafter referred to as the “Expenses”) shall be included in the Annual Operating Budget:

(a)           Labor Costs.

(i)           The RGNC Prorata/Allocated Expense of salaries, wages and reasonable benefits of Operator’s employees or employees of Operator’s affiliates engaged by Operator in operating the Facilities and providing Services under this Agreement, together with holiday, vacation, sickness, and jury service benefits, bonuses, and other customary allowances paid to persons whose salaries and wages are budgeted under this Subsection 3.1(a); and

(ii)           Expenditures or contributions made pursuant to assessments imposed by governmental authorities which are applicable to salaries, wages and costs budgeted in Subsection 3.1(a), including, without limitation, payroll taxes.

(b)           Reimbursement Expenses of Employees.  Reasonable personal expenses of persons whose salaries and wages are budgeted under Subsection 3.1(a), such as the usual out-of-pocket expenditures incurred by such employees in the performance of their duties in providing Services for which such employees are reimbursed by Operator under its standard policy. Operator shall be responsible for any cash advances to their employees and related recovery of unused funds.

(c)           Material, Equipment and Supplies.  The RGNC Prorata/Allocated Expense of material, equipment, chemicals and supplies purchased by Operator or furnished by Operator for use in providing Services under this Agreement, together with associated sales taxes.

(d)           Transportation.  The RGNC Prorata/Allocated Expense of vehicles utilized in the performance of the Services under this Agreement and associated costs.

(e)           Third-Party Services.  The costs of contract services furnished by parties other than affiliates of Operator and associated taxes; provided the costs and associated taxes shall be allocated to the Annual Operating Budget under this Agreement on a prorata basis of hours worked when such third-party services are deployed for services other than the Services under this Agreement.

(f)           Permits, Licenses and Bonds.  Cost of permits and licenses for the Facilities necessary in the performance of Operator’s duties hereunder.

(g)           Office Expenses.  RGNC Prorata/Allocated Expense attributable to office expenses incurred to provide Services under this Agreement.

(h)           Taxes and Fees.  All sales, use and like taxes, and all fees and all assessments properly levied or imposed by any federal, state or local governmental authority, arising from the procurement of materials, equipment and supplies in connection with the provision of Services hereunder.

(i)           Insurance.  The RGNC Prorata/Allocated Expense of the comprehensive general liability insurance and workmen’s compensation insurance and employer’s liability insurance required to be carried by Operator pursuant to Article 7.

(j)           Technical Services.  The RGNC Prorata/Allocated Expense of Services provided through Operations Technical Services related to the Facilities (including SCADA functions from the Facilities to Gas Control, T1 circuit acquisitions, troubleshooting and maintenance); provided, Owner shall not be obligated to reimburse Operator for any expenses related to the study or development of standards for software modification and operational system design modification unless Owner has in advance separately approved of the expense in writing and no such expenses shall be included in the Annual Operating Budget.

(k)           Environmental Assessments.  The costs incurred by Operator for environmental assessments, inspections, and mechanical or process upgrades or changes to any Facility required by Subject Laws or by order of any governmental authority.

(l)    Prior to September 30th of each calendar year, Operator shall prepare and present to Owner a budget for the next succeeding fiscal year for all of those Routine and Special Services to be provided by Operator hereunder.  Owner shall on or before December 1st of the same year consider and, if acceptable, approve same, after having made, in consultation with Operator, any necessary revisions, additions or deletions.  If Owner fails to approve an Operating Budget with respect to any calendar year, then (i) the Operating Budget previously approved by Owner for the prior calendar year shall remain in effect after giving effect to any dispositions or other material changes to the assets of Owner and its subsidiaries during such prior calendar year, (ii) any items of the proposed Operating Budget that have been approved by Owner shall become effective, and (iii) the Operator will be entitled to expend funds, in any calendar quarter, in an amount equal to the lesser of (1) the actual expenses incurred by the Operator in such calendar quarter, and (2) the budgeted amount for the corresponding calendar quarter in the Operating Budget previously approved by Owner for the prior calendar year adjusted by the Wage Estimate Factor.  “Wage Estimate Factor” shall mean the percentage increase (if any) in the NAICS 221200 – Natural Gas Distribution Occupational and Wage Estimate for All Occupations as published by the Occupational Employment Statistics program (“Index”), since the last determination of the number to which the Wage Estimate Factor is being applied, subject to the following: in no event shall the Wage Estimate Factor increase by less than 1.5% or more than 3.5 % for any single year.  If the Index is discontinued, Owner shall select a successor or substitute, which, in Owner’s reasonable opinion, is most nearly equivalent to such statistics.
The Annual Operating Budget for 2011 is attached as Schedule 3.1 .

3.2           Items of Costs and Expenses Excluded from Annual Operating Budget.  The following items of costs and expenses shall be excluded from the Expenses and the Annual Operating Budget:

(a)           all Facility lease payments payable by Owner;

(b)           all payments required by Financing Agreements and Facilities Agreements payable by Owner;

(c)           all premiums payable by Owner for the casualty and business interruption insurance coverage required to be maintained by Owner pursuant to Article 7;

(d)           compression, flare, heater, incinerator, or other field and/or process fuel payable or provided by Owner;

(e)           all reasonable wind-down and reasonable severance costs and expenses of Operator’s employees associated with any termination pursuant to Article 6, including, without limitation, relocation or reassignment costs incurred by Operator to mitigate severance costs and expenses (collectively, “Termination Costs”);

(f)           costs of emergency operations; and

(g)           payments made to Third Party Operators.

3.3           Adjustments to Annual Operating Budget.  From time to time either party may propose that the then existing Annual Operating Budget be adjusted due to non-routine extraordinary items such as the acquisition of additional Facilities, the divestiture of a portion of the Facilities, expansion of any of the Facilities, shutdown of any of the Facilities, destruction of any of the Facilities, or other similar budget exception.  Such budget adjustment shall be in writing and be presented to Owner or Operator, as the case may be.  Unless the party to which such budget adjustment is presented sooner approves it in writing, Owner and Operator shall meet within 30 days of the presentation of such budget adjustment to obtain agreement regarding the proposal.  Upon written approval of the proposed adjustment, the Annual Operating Budget shall be adjusted accordingly.

ARTICLE 4
CAPITAL BUDGET

4.1           Annual Capital Budget.  Prior to September 15th of each year Operator shall prepare and present to Owner an annual budget for the next succeeding fiscal year with respect to capital items of which Operator is aware and which Operator recommends be implemented to maintain the Facilities in good working order or to expand the Facilities as previously directed by Owner (each such budget hereafter referred to as an “Annual Capital Budget”).  Owner shall on or before December 1st of the same year consider and, if acceptable, approve same, after having made, in consultation with Operator, any necessary revisions, additions or deletions.

4.2           Implementation of Items in Capital Budget.  Notwithstanding the approval by Owner of the Annual Capital Budget pursuant to Section 4.1, Operator shall not begin the implementation of any item in the Annual Capital Budget (other than those items which may be necessary in response to an emergency operation pursuant to Subsection 1.4(c)) until it has secured all approvals required by the internal limits of authority policy applicable to the Partnership.

4.3           Overruns.  The following Overrun Allowances shall apply only to Work Orders/Authorizations for Expenditure (“WO/AFE”) for facilities that are wholly-owned by Owner.  For any WO/AFE for facilities under joint ownership with a third party, Operator shall be solely responsible for any overruns that are not approved in writing by Owner in advance.  Commencing January 1, 2011, for any capital project less than or equal to $166,666, Operator may not exceed the aggregate of all WO/AFEs for such capital project by more than $25,000 (such excess amount shall be referred to herein as the “Overrun Allowance”).  For any capital project greater than $166,666 but less than $3,333,333, the Overrun Allowance shall be 15% of the aggregate of all WO/AFEs for such project.  For any capital project greater than $3,333,333, the Overrun Allowance shall be $500,000.    Upon knowledge by Operator that the projected and/or actual costs of implementing any item in the Annual Capital Budget is likely to exceed the Overrun Allowance, Operator shall immediately notify Owner verbally of such event followed with a written WO/AFE revision on or before seven days after the verbal notice.  Operator shall provide Owner with the information necessary to allow Owner to make a decision to proceed or cancel the implementation of such capital item.  Upon receipt of such notification and information, Owner shall promptly decide to proceed or cancel the implementation of the capital item and notify Operator of its decision verbally or in writing.  If Owner decides to proceed with the implementation of such item, Owner and Operator shall evidence the agreed upon overrun expense by way of a WO/AFE revision signed by the parties.  Notwithstanding anything to the contrary herein, Owner shall reimburse Operator for any liabilities, costs and expenses reasonably incurred by Operator in connection with the implementation of such item, even if incurred before Owner notifies Operator of its decision.

4.4           Approved CapX.  The approved budgeted amount of any capital expenditure as evidenced by a work order signed by Owner, as same may be revised pursuant to Section 4.3, shall be the “Approved CapX.”

The RGNC Capital Budget for 2011 is attached as Schedule 4.

ARTICLE 5
FINANCIAL AND ACCOUNTING PRACTICES

5.1           Costs Payable by Operator.  Subject to the obligation of the Partnership to reimburse Operator pursuant to Section 5.2, it shall be the responsibility of Operator to pay or cause to be paid on its own account all liabilities, costs and expenses (a) of the items set forth in Section 3.1 and the Annual Operating Budget and (b) relating to the Emergency Services provided by Operator in accordance with this Agreement.  Subject to Sections 4.2 and 4.3, it shall be the responsibility of Operator to pay or cause to be paid on Owner’s account all liabilities, costs and expenses incurred by Operator in the implementation of approved capital budget items.  With respect to all items payable by Operator on its own account or on Owner’s account, Owner shall have the right to review all source documentation concerning any such liabilities, costs and expenses upon reasonable notice and during regular business hours.  Operator will ensure that no lien will ever be permitted to attach to property of Owner or any of Owner’s subsidiaries, whether real or personal, and Operator hereby agrees to DEFEND AND INDEMNIFY OWNER GROUP (DEFINED HEREIN) FOR ANY AND ALL SUCH CLAIMS AND LIENS WHICH IN ANY WAY ARISE OUT OF OR ARE RELATED TO ANY OPERATIONS BY OPERATOR HEREUNDER.

5.2           Reimbursement of Operator.  As expenses are incurred, Operator shall submit an invoice(s) to Owner of (a) the actual cost of every item set forth in the Annual Operating Budget incurred by Operator and (b) all operating costs and expenditures incurred in connection with an emergency in the immediately preceding month.  Subject to resolution of billing disputes, Owner shall pay Operator the total amount of such invoice(s) on or before the last Business Day of the month in which the invoice was delivered.  Payment of all funds shall be made by wire transfer, in U. S. funds on a same day basis to the Operator’s account.

5.3           Costs Payable by Owner.  It shall be the responsibility of Owner to pay or cause to be paid all liabilities, costs and expenses of the items set forth in Section 3.2.

ARTICLE 6
TERM AND TERMINATION

6.1           Term.  Subject to the terms hereof, commencing with the Effective Date of this Agreement, this Agreement shall have an initial term of one year (“Initial Term”).  Upon expiration of the Initial Term, this Agreement shall automatically renew on a year to year basis, unless terminated by either party by written notice of termination given no less than one hundred eighty (180) days prior to the end of the Initial Term, or any subsequent year to year term, as the case may be.

6.2           Partial Termination.                                           In the event that Owner is not satisfied with Operator’s performance in any respect, regardless of whether Operator is in default as provided below, Owner shall notify Operator in writing of its concerns in writing and Operator shall have thirty (30) days to bring its performance to a level that Owner finds satisfactory.  If Operator fails to do so, Owner shall have the right to reduce the scope of services performed hereunder to eliminate any that Owner finds unsatisfactory and the fees due hereunder shall be adjusted to reflect the change in scope.

6.3 Termination.  Notwithstanding Section 6.1, upon an Event of Default (defined below) by either party, the other party may terminate this Agreement with respect to any or all Services by written notice at the option of the party serving such notice of Event of Default.  Notwithstanding Section 6.1 or any other provision set forth in this Agreement, it is understood and agreed by the parties that if at any time Owner or any of its subsidiaries agrees: (i) to sell all or any of a portion of its interests in any or all of the Facilities to a third party or to an affiliate; (ii) to enter into any type of joint venture, business combination, management, service or other arrangement with a third party or affiliate in respect of all or any of the Facilities or the Services or other operation thereof or any related assets or the operation of such related assets; (iii) to shut down a Facility permanently; (iv) upon destruction or damage to any Facility, not to rebuild or repair such Facility; (v) to sell, assign, transfer, convey, or exchange all or any portion of the stock of Owner to or with a third party; or (vi) to purchase all or any portion of the stock of a third party, then any Party shall have the right, within 30 days prior written notice to the other Parties, to terminate this Agreement as to such Facility or Facilities, or Service or Services, as applicable; provided, that in such circumstance Owner shall be liable for Termination Costs related thereto. The notice will set forth the date upon which this Agreement or any portion thereof shall terminate.  Any partial termination of this Agreement will result in budget adjustments as set forth in this Agreement and as otherwise agreed.

The Facilities set forth on Schedule 1.3(A) attached hereto are subject to the agreement(s) indicated for each such Facility on such Schedule 1.5(B).  Notwithstanding Section 6.1, if at any time Owner is removed as operator of any such Facility pursuant to the terms of such agreement(s), this Agreement shall terminate as to such Facility at the same time as Owner is removed as operator; provided, Owner shall be liable for Termination Costs related thereto, unless the cause for Owner being removed as operator is based upon any breach of this Agreement in which case Owner shall not be liable for such Termination Costs.  Owner shall give Operator written notice of the date of Owner’s removal within 10 days of having knowledge of the fact or intent of such removal.

Termination or expiration of this Agreement shall not relieve either party from any obligation incurred or accrued prior to the date of such termination or expiration, or the right to audit, or deprive the party not in default of any remedy otherwise available to it consistent with the terms of this Agreement.

6.4           Events of Default.  Each of the following events shall constitute an “Event of Default” under this Agreement (whether the reason and whether any such event shall be voluntary or involuntary or came about or shall be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or of any order, rule or regulation of any administrative or governmental body):

(a)           Operator shall fail to comply with the material terms and conditions of any Facilities Contract in any material respect;

(b)           Owner shall fail to make a payment to Operator due under this Agreement on or before 10 days after any such payment is due, provided such payment is not the subject of a good faith dispute;

(c)           Either party shall fail to perform or observe any other material covenant or material agreement to be performed or observed by it under this Agreement in any material respect, written notice of such event is given by the non-defaulting party to the defaulting party and such event is not cured within 30 days;

(d)           Either party hereto shall make an assignment or transfer in contravention of Section 10.1; and

(e)           Either party shall (i) make an assignment or any general arrangement for the benefit of creditors; (ii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors, or have such petition filed against it and such proceeding remains undismissed for sixty days; (iii) otherwise become bankrupt or insolvent (however evidenced); or (iv) be unable to pay its debts as they fall due.

6.5	Transition Services.

(a) If either Party notifies the other Party of its intention to terminate this Agreement, whether as a result of default or otherwise, then from the period commencing one hundred eighty (180) days before the end of such current term until the date of termination of this Agreement, Operator shall in good faith assist and cooperate with Owner to facilitate the transfer of the Services to any Third Party designated by Owner; provided, that, during such transition period, Owner shall pay to the Operator all fees properly due hereunder.

(b) The Operator will provide to Owner (or its designee) originals or copies of all books and records pertaining to Owner and its subsidiaries, the Facilities and/or the Services.

ARTICLE 7
INSURANCE

7.1           Owner’s Insurance Responsibilities.  Owner will obtain and maintain insurance with respect to physical loss or damage to the Facilities and the resultant business interruption in such amounts and with such insurers as Owner requires from time to time.  Any such insurer shall be required to waive any rights of subrogation against Operator, its officers, directors, employees, representatives and agents, and any parent or affiliate (other than the General Partner, the Partnership and the Partnership’s subsidiaries), and their respective officers, directors, employees, representatives and agents.

7.2           Operator’s Insurance Responsibilities.  Operator shall obtain and maintain (a) comprehensive general liability insurance with respect to the Facilities in such amounts and with such insurers as Owner requires from time to time and (b) the minimum insurance coverages required by Owner with respect to workers’ compensation and employer’s liability insurance with respect to Operator’s employees who perform Services under this Agreement.  Any such insurer shall waive any rights of subrogation against the General Partner, the Partnership and the Partnership’s subsidiaries, and each of their respective officers, directors, managers, employees, representatives and agents.

7.3           Contractors and Sub-Contractors.  To further protect Owner and the Facilities, Operator shall require all contractors and sub-contractors providing Services to obtain appropriate insurance coverage with proper endorsements for the work or service being performed. Owner shall have the right to specify the required insurance coverage if it elects to do so.

ARTICLE 8
INDEMNITY

IT IS AGREED AND UNDERSTOOD THAT IT IS IN THE BEST INTERESTS OF THE PARTIES THAT CERTAIN RISKS RELATING TO THE MATTERS GOVERNED BY THIS AGREEMENT SHOULD BE IDENTIFIED AND ALLOCATED AS BETWEEN THEM.  IT IS THEREFORE THE INTENT AND PURPOSE OF THIS AGREEMENT TO PROVIDE FOR INDEMNITIES TO THE MAXIMUM EXTENT ALLOWED BY LAW.

WHEREVER “OWNER GROUP”  APPEARS IN THIS AGREEMENT SAID TERM SHALL INCLUDE (I), REGENCY GP LLC, (II) THE GENERAL PARTNER, (III) THE PARTNERSHIP, (IV) THE SUBSIDIARIES, AFFILIATES (BUT SPECIFICALLY EXCLUDING ENERGY TRANSFER EQUITY, L.P. AND ITS SUBSIDIARIES AND AFFILIATES OTHER THAN ENTITIES LISTED IN (I) – (IV) AND ENERGY TRANSFER PARTNERS, L.P. AND ITS SUBSIDIARIES AND AFFILIATES OTHER THAN ENTITIES LISTED IN (I) – (IV)), PARTNERS, JOINT VENTURES, CO-OWNERS, CONTRACTORS AND SUB-CONTRACTORS AT ANY TIER OF THE ENTITIES LISTED IN (I) – (III), AND (V) THE AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND INSURERS THE ENTITIES LISTED IN (I) – (IV).

WHEREVER “OPERATOR GROUP”  APPEARS IN THIS SECTION SAID TERM SHALL INCLUDE OPERATOR AND ITS PARENTS, SUBSIDIARIES, AFFILIATES (BUT SPECIFICALLY EXCLUDING MEMBERS OF THE OWNER GROUP), PARTNERS, JOINT VENTURES, CO-OWNERS, CONTRACTORS AND SUB-CONTRACTORS AT ANY TIER, AND THE AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND INSURERS OF ALL THE FOREGOING ENTITIES.

THE PARTNERSHIP AND OPERATOR AGREE TO INDEMNIFY AND HOLD HARMLESS (“INDEMNIFY”) OPERATOR GROUP AND OWNER GROUP, RESPECTIVELY, FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, OR SUITS FOR DAMAGES TO PERSONS AND/OR PROPERTY (INCLUDING, BUT NOT LIMITED TO, CLAIMS, DEMANDS, OR SUITS FOR BODILY INJURIES, ILLNESS, DISEASE, DEATH, LOSS OF SERVICES, LOSS OF EARNING CAPACITY, LOSS OF INCOME, LOSS OF CONSORTIUM, MAINTENANCE, CURE, PROPERTY DAMAGES, LOST PROFITS OR WAGES) WHICH MAY BE BROUGHT AGAINST ONE PARTY’S GROUP BY EMPLOYEES AND AGENTS OF THE OTHER PARTY’S GROUP INCIDENT TO, ARISING OUT OF, OR IN CONNECTION WITH WORK TO BE PERFORMED, SERVICES TO BE RENDERED, OR MATERIALS TO BE FURNISHED BY SAME UNDER THIS AGREEMENT WHETHER THE LIABILITY OR RESPONSIBILITY ARISES IN TORT, CONTRACT, IS IMPOSED BY LAW OR OTHERWISE, WHETHER OCCASIONED, BROUGHT ABOUT, OR CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), FAULT, OR STRICT LIABILITY OF THE OTHER PARTY’S GROUP OR BY ANY DEFECT IN PROPERTY OR EQUIPMENT OF SAME, OR PROPERTY OR EQUIPMENT OPERATED BY SAME, WHETHER SUCH NEGLIGENCE OR DEFECT, BE ACTIVE OR PASSIVE, PRIMARY OR SECONDARY, WHETHER PREDATING THIS AGREEMENT OR NOT. HOWEVER THIS SECTION SHALL NOT INCLUDE AND SHALL NOT BE CONSTRUED AS AN INDEMNITY TO A PARTY WHOSE BAD FAITH, FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (OR, IN THE CASE OF A CRIMINAL MATTER, ACTIONS TAKEN WITH KNOWLEDGE THAT SUCH ACTIONS WERE UNLAWFUL) OCCASIONED, BROUGHT ABOUT OR CAUSED, IN WHOLE OR IN PART, ANY SUCH DAMAGES.

THE PARTNERSHIP AND OPERATOR AGREE TO INDEMNIFY OPERATOR GROUP AND OWNER GROUP, RESPECTIVELY, FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, OR SUITS FOR DAMAGES TO PERSONS AND/OR PROPERTY (INCLUDING, BUT NOT LIMITED TO, CLAIMS, DEMANDS, OR SUITS FOR BODILY INJURIES, ILLNESS, DISEASE, DEATH, LOSS OF SERVICES, MAINTENANCE, CURE, PROPERTY, OR WAGES) INCIDENT TO, ARISING OUT OF, OR IN CONNECTION WITH WORK TO BE PERFORMED, SERVICES TO BE RENDERED, OR MATERIALS TO BE FURNISHED UNDER THIS AGREEMENT AND OCCASIONED, BROUGHT ABOUT, OR CAUSED IN WHOLE OR IN PART BY THE BAD FAITH, FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (OR, IN THE CASE OF A CRIMINAL MATTER, ACTIONS TAKEN WITH KNOWLEDGE THAT SUCH ACTIONS WERE UNLAWFUL) OF THE INDEMNIFYING PARTY’S GROUP.

ARTICLE 9
[Intentionally Deleted.]

ARTICLE 10
GENERAL

10.1           Assignment.  Operator, on one hand, and the General Partner, the Partnership and the Owner, on the other hand, shall not assign any of its rights or obligations hereunder without the prior written consent of the other, which consent may be withheld or given entirely at the option of such non-assigning party or parties; provided, (i) any party may assign, delegate or subcontract all or any part of its rights and obligations hereunder to any affiliate that remains an affiliate without the prior consent of the other applicable party or parties, but no such assignment shall relieve the assigning party of any of its obligations or liabilities, whether accrued or unaccrued, hereunder, and (ii) nothing in this Section 10.1 shall, or is intended to, limit any party’s rights set forth in Section 8 hereof which shall control as to the matters therein set forth.

10.2           Successors and Assigns.  Subject to Section 10.1, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

10.3           Governing Law.  THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

10.4           Non-waiver of Future Default.  No waiver of any party of any one or more defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other existing or future default or defaults, whether of a like or different character.

10.5           Inspection and Access.  To assure Operator’s compliance with the terms and conditions of this Agreement, Owner shall, at its sole risk and expense, at all times have access to and the right to inspect the Facilities.

10.6           Audit and Maintenance of Records; Reporting.  Notwithstanding the payment by Owner of any charges, Owner shall have the right to contest such charges.  During the term of this Agreement and for period of four years from the end of any calendar year, Owner shall have the right, upon reasonable notice and at reasonable times, to inspect and audit all the records, books, reports, data and processes related to the Services performed by Operator to ensure Operator’s compliance with the terms of this Agreement, including, without limitation, the verification of the accuracy of any statement, billing, charge or computation made by Operator in connection with this Agreement.  The cost of such audit shall be borne by Owner. Errors detected by such audit shall be corrected by appropriate adjustments as soon as practicable.

10.7           Amendments and Schedules.  This Agreement constitutes the entire agreement concerning the subject matter between the parties hereto and shall be amended only by an instrument in writing executed by both parties hereto. Any schedule, annex or exhibit attached hereto is by this reference made a part hereof for all purposes.

10.8           Notices.  Any notice, request, statement or other communication provided for in this Agreement shall be in writing and shall be given by personal delivery or by United States mail, postage prepaid, or sent by documented overnight delivery service or to the extent receipt is confirmed, telecopy, telefax, or other electronic transmission to the appropriate address or facsimile number set forth below.  Notices shall be addressed as follows:

If to Operator:

LA GRANGE ACQUISITION, L.P.,
dba Energy Transfer Company
711 Louisiana Street, Suite 900
Houston, Texas 77002
Attn: Mike Spears SVP, Operations

If to Owner:

Regency Gas Services L.P.
2001 Bryan, Suite 3700
Dallas, Texas 75201
Attn: Tom Long, Chief Financial Officer

10.9           Force Majeure.  In the event of either Operator or Owner being rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, except payment of money, it is agreed that upon such party giving notice and reasonably full particulars of such force majeure within a reasonable time after the occurrence of the cause relied on, then the obligations of the party giving such notice, so far as it is affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch.  The term “Force Majeure,” as employed herein, shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, high water, washouts, arrests and restraints of governments and people, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, and any other cause, whether of the kind herein enumerated or otherwise which is not foreseeable and not reasonably within the control of the party claiming suspension.

10.10           Confidentiality.  Each party shall keep this Agreement and its terms confidential.  Each party shall keep all information obtained by the relevant party pursuant to this Agreement, including, without limitation, the terms of the Facilities Contracts, the Financing Agreements and any audit conducted hereunder confidential.  Neither Party shall make any press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and written consent of the other party hereto.  This Section 10.10 shall not prohibit any disclosure (a) by press release, filing or otherwise that is required by any applicable law, regulation, rule, order, judgment, or decree, and (b) to attorneys, accountants, and other agents of the parties assisting the parties in connection with the transaction contemplated by this Agreement.  Each party shall be responsible for assuring that its attorneys, accountants, and other agents keep this Agreement, its terms and all information obtained by the relevant party pursuant to this Agreement confidential.  Upon termination by this Agreement, each party agrees not to disclose or use any confidential information that it may have concerning the affairs of the other party, except for information that is required by law to be disclosed.

10.11           No Warranty.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS EXPLICIT INTENT AND UNDERSTANDING OF EACH PARTY HERETO THAT OWNER IS MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, WITH RESPECT TO OWNER’S FACILITIES, EXPRESS OR IMPLIED, AND IT IS UNDERSTOOD THAT OPERATOR SHALL TAKE POSSESSION OF OWNER’S FACILITIES AND ANY OTHER PROPERTIES OR FACILITIES COVERED HEREUNDER “AS IS” AND “WHERE IS” WITH ALL FAULTS.  OWNER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF OWNER’S FACILITIES (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE).

10.12           Consequential Damages Waiver.  IN NO EVENT SHALL EITHER PARTY HEREUNDER BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY LOST OR PROSPECTIVE PROFITS OR REVENUES, OR ANY OTHER SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES (IN TORT, CONTRACT, STRICT OR ABSOLUTE LIABILITY, WARRANTY OR OTHERWISE) UNDER OR IN RESPECT OF THIS AGREEMENT OR FOR ANY FAILURE OF PERFORMANCE RELATED HERETO HOWSOEVER CAUSED, WHETHER OR NOT ARISING FROM SUCH PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE. THE PARTIES SPECIFICALLY ACKNOWLEDGE THAT THE PRICING PROVISIONS OF THIS AGREEMENT REFLECT SUCH ALLOCATION OF RISK AND LIMITATION ON LIABILITY. TO THE EXTENT ANY PAYMENT REQUIRED TO BE MADE UNDER THIS AGREEMENT IS AGREED BY THE PARTIES TO CONSTITUTE LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT SUCH PAYMENT CONSTITUTES A REASONABLE APPROXIMATION OF SUCH DAMAGES, AND NOT A PENALTY.

10.13           Third Parties.  This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder, and no person other than the parties hereto is entitled to rely on or enforce any representation, warranty or covenant contained herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the Effective Date.

OPERATOR:

LA GRANGE ACQUISITION, L.P.,
d/b/a Energy Transfer Company
By:  LA GP, LLC, its general partner

By: /s/ Mike Spears

Name: Mike Spears

Title: Senior Vice President

OWNER:

REGENCY GAS SERVICES LP
By: Regency OLP GP LLC, its general partner

By: /s/ Michael J. Bradley

Name: Michael J. Bradley

Title: President, Chief Executive Officer and Director

THE PARTNERSHIP:

REGENCY ENERGY PARTNERS LP
By: Regency GP LP, its general partner
By: Regency GP LLC, its general partner

By: /s/ Michael J. Bradley

Name: Michael J. Bradley

Title: President, Chief Executive Officer and Director

THE GENERAL PARTNER:

REGENCY GP LP
By: Regency GP LLC, its general partner

By: /s/ Michael J. Bradley

Name: Michael J. Bradley

Title: President, Chief Executive Officer and Director

SCHEDULE 1.3(A)
To the Operation and Service Agreement dated May 19, 2011 between
La Grange Acquisition, L.P., dba Energy Transfer Company, a Texas limited partnership (“Operator”), and Regency Gas Services LP (“Owner”)

Facilities

(Maps on subsequent pages)

Regency North Louisiana Assets
1 inch = 19 miles
Legend
Plant Facility
Regency Intrastate Gas LP
Regency Field Services LLC
Regency Liquids Pipeline LLC
Regency Gulf States Transmission corp
Midcontinent Express Pipeline LLC
REGENCY
Arkansas
Louisiana
Texas
Columbia County
Union County
Ashley Cou
Lafayette County
Lisbon Plant
Sharon Plant
Dubach Plant
Crosstex Plant
Waskom Plant
Dubberly Plant
Elm Grove Plant
Shreveport
Bossier City
West Monroe
Bossier Parish
Webster Parish
Claiborne
Lincoln Parish
Union Parish
Morehouse Parish
Ouachita Parish
Richland Parish
Caddo Parish
Bienville Parish
Jackson Parish
Caldwell Parish
De Soto Parish
Red River Parish
Kisatchie NF
Winn Parish
Natchitoches
Natchitoches Parish
La Salle Parish
Catahoula Parish
Grant Parish
Sabine Parish
Sabine NF
County
Frank
71
82
20
167
165
6
49
84
171
R13W R12W R11W R10W R9W R8W R7W R6W R5W R4W R3W R2W R1W R1E R2E R3E R4E R5E R6E R7E
T11N T10N T9N T8N T6N T5N

South Texas
1 inch equals 21 miles
0 10 20 Miles
Plant Facility
Compressor
Idle
Lean and Sour
Rich and Sour
Rich and Sweet
Fashing Plant
Tilden Plant
San Antonio
Uvalde
Real County
Bandera County
Kendall County
Comal County
Caldwell County
Guadalupe County
Gonzales
Bexar County
Uvalde County
Medina County
Wilson County
Zavala County
Atascosa County
Karnes County
Dimmit County
La Salle County
Live Oak County
Bee County
McMullen County
Jim Wells County
San Patricio
Lytle
Lehnig
Hobson
Kinkle
CDP #2
Hass
CDP #1
Big Foot
Escondido
George Strait
Petty A2
Petty A
Gates 82
PJV
Petty 83
Petty 81
Gold River
Screw #1
Four Acres
Del Ray
Brundage
Big Wells
Pearsall
Dilbert
Eagle
Batesville
100°0'0"W
99°30'0"W
99°0'0"W
98°30'0"W
98°0'0"W
97°30'0"W
29°30'0"N
29°0'0"N
28°30'0"N
28°0'0"N
REGENCY

West Texas
1 inch equals 11 miles
0 2.5 5 10 Miles
Plant Facility
Compressor
Apollo
Coyanosa
Kermit
Lockridge-Reeves
Pyote
WOODWARD-Gathering
WOODWARD10in
Waha-Gathering
Waha-Transmission
Semirex Extension
8" Loop
REGENCY
103°30'0"W
103°0'0"W
102°30'0"W
32°0'0"N
31°30'0"N
31°0'0"N
Loving County
Ector County
Odessa
Crane County
Pecos County
Ward
Waha
Plant
El Paso Feel to Kermit
Kermit
Veebar Booster
Milk Booster
Little Joe
TA Unit
TA MGF
BLK 7
Graham
Boxer
Birdsbd
Watson
799
806
765
Sibley Station
Rojo Booster
Mclntyre Station
Mountain Camp Station

Third Party Operator Assets

All assets owned by Owner’s subsidiary, WGP-KHC LLC, which are located in Kearny, Finney, Haskell, Seward, Stevens, Grant, Stanton, and Morton Counties, Kansas.

All facilities owned by Owner’s subsidiary Regency Field Services LLC that are located in West Virginia.

SCHEDULE 1.4 (A)

To the Operation and Service Agreement dated May 19, 2011 between
La Grange Acquisition, L.P., dba Energy Transfer Company, a Texas limited partnership (“Operator”), and Regency Gas Services LP (“Owner”)

Services Provided by Operator

The following is a representative (not exclusive) list of Routine Services to be performed by Operator.

1.	Perform routine corrosion test point readings, atmospheric corrosion inspection and monitoring at approximately annual intervals.

2.	Perform routine pipe-to-soil readings and rectifier readings at approximately annual intervals.

3.
Maintain pipeline right-of-way on an annual basis, unless a shorter time period is required i) for access to the right-of-way or Facilities, ii) by an agreement between Owner and landowner(s), and iii) by Subject Laws.

4.	Perform gas leak detection survey, cathodic protection survey and record and analyze cathodic protection data at annual intervals.

5.	Perform filter replacement at separator as necessary.

6.	Maintain Maximum Allowable Operating Pressure (“MAOP”) records.

7.	Perform and document inspections of regulator and relief valve equipment per frequencies identified by applicable governmental regulatory agency.

8.	Patrol the Facilities for the purpose of identifying any encroachments within the pipeline right of way or the location of possible pipeline leaks.

9.	Perform exposed pipe surveys and depth of cover surveys, annually.

10.	Install and maintain pipeline markers along the pipeline right of way and signage at Facilities in compliance with Subject Laws.

11.	Coordinate utility encroachments with Owner.

12.	Timely respond to citizen complaints regarding gas or liquid leaks, nuisance odors, noise, or other community concerns and provide notice of the same to Owner.

13.
Perform or witness calibration of liquid and gas  meters (PD, turbine, orifice, ultrasonic and other devices) on a frequency identified by Owner and, if applicable, as required by Owner for the Facilities. This calibration or witness testing will include differential pressure, static pressure, temperature, calibration gas compatibility assessment,  a plate inspection, meter tube internal inspection and other inspections of measurement, SCADA, electronic flow measurement and other gas & liquid quality monitoring and alarm/shut-in equipment.

14.	Collect, analyze, and process measurement information for monthly accounting cycle and volume reporting requirements.

15.	Perform design capacity calculations of applicable measurement stations and provide to Owner as required by Subject Laws.

16.	Provide safety oversight of major Facility maintenance activities such as plant turnarounds.

17.	Maintain plant operation(s) logs and data.

18.	Perform routine touch-up painting.

19.	Maintain a spare parts inventory for critical and emergency spare parts, equipment and materials.

20.	Perform class location survey on an annual basis or such other frequency as required.

21.
Perform routine maintenance to all exchangers, turbines, control valves, expanders, coolers, chillers, pumps, compressors, boilers, burners, and other plant equipment requiring routine maintenance to a reasonable industry standard.  Maintain appropriate maintenance records.

22.	Establish and maintain a liaison with local emergency officials in compliance with Subject Laws and Owner’s Public Awareness Program.

23.
Review and update Owner’s operation and maintenance and emergency response manuals which are applicable hereunder at minimum annual intervals and more frequently as required by Subject Laws, subject to review and approval by the Owner.

24.
Respond to any calls received by Owner from a third party requesting the pipeline to be marked or probed, including any one-call inquiries made through the Texas Excavation Safety System (“TESS”) notification center, One Call notification center or any other similar notification center.

25.
Timely respond to inquiries, notices, or audits of governmental agencies having jurisdiction over Owner’s Facilities regarding operational matters and provide notice of the same to Owner, subject to Section 1.4 of the Agreement.

26.	Perform injury or property damage incident investigation with associated root cause analysis and recommended corrective actions.

27.	Conduct monthly safety meetings and maintain employee database of safety training records as required by Subject Laws and/or Owner’s operation and maintenance and emergency manuals.

28.	Review, update and implement Owner’s Public Awareness Program and presentations in compliance with Subject Laws, subject to the review and approval by Owner.

29.
Monitor, prepare and maintain routine operation and maintenance records and reports required by applicable governmental pipeline safety regulations and generated by the Services rendered hereunder and timely submit such records and/or reports to the appropriate governmental agencies.

30.
Prepare and timely submit to the appropriate governmental agencies any emergency notices required by Subject Laws pertinent to spills, leaks, or releases and timely provide a copy of the same to the Owner.

31.
Perform all compliance activities related to Texas Statewide Rule 36 (Oil & Gas Sour Gas Facilities), including, but not limited to, the acquisition of permits, preparation and submittal of required reports to the appropriate agency and the annual update of the phone contact list.

32.
Perform all compliance activities related to Owner’s injection and disposal wells, cathodic protection wells, and any other type of wells, including the acquisition of permits and preparation and submittal of required reports to the appropriate governmental agencies.

33.
Perform all compliance activities associated with all local, state and federal environmental regulations, permits, and/or authorizations, including the acquisition and maintenance of required permits and preparation and submittal of required reports to the appropriate governmental agencies.

34.	Perform all compliance activities associated with Occupational Safety Health Administration including compliance with Process Safety Management regulations at applicable Facilities.

35.
Perform all monitoring, testing, reporting, training and other compliance activities required by the rules and regulations of the Department of Transportation’s Pipeline Hazardous Materials Safety Administration (“DOT/PHMSA”) and/or any State or Local laws and regulations regarding pipeline safety.

36.
At a minimum, prepare and implement environmental, safety & health, and regulatory compliance training for employees required by Subject Laws and/or Owner’s operation and maintenance and emergency manuals; and maintain documentation of all such training.

37.
Perform all compliance activities associated with routine operation of the Facilities (including, but not limited to, the completion, preparation, and/or submittal of permits, documents, plans, procedures, reports, communications necessary to comply with regulations, or as otherwise required by Subject Laws), except as specifically provided herein.

38.
Provide verbal notice to Owner within 24 hours of Operator’s notification by any State or Federal governmental agency of an inspection, audit or violation, followed with a written copy of the same submitted to Owner within seven (7) days of Operator’s receipt.

39.	Provide Owner with operational data as reasonably required for Owner to generate invoices and otherwise meet its obligations to customers.

The following is a representative (not exclusive) list of Special Services which may be performed by Operator.

1.	Manage any environmental mitigation and remediation measures.

2.	Manage projects required to comply with Pipeline Integrity Rules of the DOT/PHMSA or a State or Local governmental agency.

3.	Manage Maintenance Capital projects.

4.	Manage any projects arising as a result of a newly enacted law or regulation(s).

5.	Manage new pipeline or other facility construction projects.

The following duties will be performed by Owner and shall not be considered part of the Services:

1.
All submittals, applications, petitions, communications, postings and reports required by the Federal Energy Regulatory Commission (“FERC”), provided however, Operator shall be responsible for all FERC environmental compliance requirements, which shall be coordinated through Owner.

2.
Company registrations and/or licenses at the Federal Energy Regulatory Commission, Department of Energy, Railroad Commission of Texas, Louisiana Office of Conservation, Oklahoma Corporation Commission, Colorado Oil and Gas Commission and Kansas Corporation Commission.

3.
All petitions, applications, filings, postings and reports related to rate schedules, tariffs, services performed, terms of service, or gas utility service or designation required by governmental agencies.

4.	All new construction applications, petitions or filings applicable to Owner’s intrastate and interstate pipelines required by the Federal Energy Regulatory Commission or applicable state agency.

5.	All throughput (volume), financial and tax reports required by governmental agencies.

SCHEDULE 1.4 (H)

To the Operation and Service Agreement dated May 19, 2011 between
La Grange Acquisition, L.P. d/b/a   Energy Transfer Company, a Texas limited partnership (“Operator”), and Regency Gas Services LP (“Owner”)

Reports to Owner

1.
Monthly written reports on or before 30 days after the end of each month of every year comparing month and year to date Capital and Operating Budgets to actual performance, including, without limitation, adjusted Budgeted Base O&M to adjusted Actual Base O&M, each as defined below, from the beginning of the calendar year to the end of such calendar month on a region by region and asset by asset basis and project by project or function by function (line item) including any carry-over/carry-forward amounts. The reports shall include variance explanations for differences in scope, schedules start and completion dates, cost (actuals to date and forecasted), and cash & commitment flows. The reports will also address safety and compliance performance for the work performed hereunder.

2.
Yearly written report on or before 45 days after the end of each calendar year comparing capital and operating budgets to actual performance, including, without limitation, Adjusted Budgeted Base O&M to Adjusted Actual Base O&M, for such year on a region by region, asset by asset, basis; and project by project or function by function (line item) including any carry-over/carry-forward amounts. The reports shall include variance explanations for differences in scope, schedules start and completion dates, cost (actuals to date and forecasted), and cash & commitment flows. The reports will also address safety and compliance performance for the work performed hereunder.

3.	Monthly written report on or before 30 days after the end of each calendar month of total gas throughput for such month on an asset basis.

4.	Yearly written report on or before 45 days after the end of each calendar year of total gas throughput for such year on an asset basis.

5.
Monthly written report on or before 15 days after the end of a calendar month of trailing-month Safety and Environmental results including TRIR, LTIR, preventable vehicle accidents, notices of violation or enforcement, and plant recordable/reportable emissions events.

6.
Upon the occurrence of a non-scheduled interruption of operations at any of the Facilities, verbal notice of such occurrence to Gas Control of Owner and Operator’s proposed method of handling the same as soon as reasonably practical followed with a written description of such occurrence and Operator’s proposed method of handling the same on or before seven days after such occurrence.

7.
Upon the occurrence of any emergency, release or other environmental incident or accident, verbal notice of such occurrence as soon as reasonably practical followed with a written description of such occurrence and a copy of any required State or Federal regulatory agency correspondence filed by Operator pertinent to such incident or accident on or before seven days after such occurrence in accordance with Part 1.2 above.

8.
Verbal notice within 24 hours of Operator having knowledge of any incident with respect to any of the Facilities or any matters governed by this Agreement which requires written notice by Operator or other filing with any governmental authority, followed with a written description of such incident and a copy of any required State or Federal regulatory agency correspondence filed by Operator pertinent to such incident on or before seven days after such occurrence in accordance with Part 1.2 above.

9.
Verbal notice within one day of Operator having knowledge of any proceeding, claim, lawsuit and/or investigation conducted or threatened with respect to any of the Facilities or any matters governed by this Agreement, followed with a written description of such proceeding, claim, lawsuit and/or investigation on or before seven days after such occurrence.

10.
Verbal notice within one day of Operator having knowledge of any damage (other than routine wear and tear) to any of the Facilities, followed with a written description of such damage on or before seven days after such occurrence.

11.
Verbal notice within one day of Operator having knowledge of any notice, writ, order or directive issued by any governmental authority with respect to any of the Facilities or any matters governed by this Agreement, followed with a written description of such occurrence on or before seven days after such occurrence.

12.
Routine notice of Operator having knowledge of changes in operating, environmental or safety regulations or polices of any governmental authority with respect to the Facilities or other matters governed by this Agreement.

13.	Operation and maintenance item Work Orders in accordance with the Annual Operating Budget or as otherwise requested.

14.	Retirement or transfer Work Orders relative to the movement, retirement or abandonment of Facilities.

15.	Capital item Work Orders in accordance with the Annual Capital Budget or as otherwise requested.

16.	Capital item Work Order completion notices within 90 days after completion date of the subject capital item.

17.
Capital item reconciliation and ‘‘as built” material lists within 120 days after completion date of the subject capital item; provided, with respect to extraordinary items, within 180 days or as otherwise mutually agreed in writing; as-built drawings and affected maps shall be updated within 60 days thereafter.

18.	Routine system notification to Owner’s Gas Control of gas quality and violation of standard gas quality specifications.

19.
Immediate verbal notice to Owner’s Gas Control as soon as reasonably practical of gas pressures at points operating at less than maximum allowable operating pressure (“MAOP”) as a result of an action taken by Operator when such actions subject the pipeline segment to a reduction of MAOP, followed with a written description of such occurrence on or before seven days after such occurrence.

20.
Immediate verbal notice to Owner’s Gas Control as soon as reasonably practical of systems operating in excess of established and regulatory MAOP, followed with a written description of such occurrence on or before seven days after such occurrence.

21.
Immediate verbal notice to Owner’s Gas Control as soon as reasonably practical of any changes to the established MAOP of any pipeline segment and specific reasons for any such change, followed with a written description of such occurrence on or before seven days after such occurrence.

22.
Verbal notice within one day of Operator having knowledge of any loss of property rights or interests affecting the Facilities, and with particularity, the Premises, whether such loss is occasioned by cancellation, termination, expiration, abandonment or other action or non-action, followed with a written description of same on or before seven days thereafter.

23.
Verbal notice within 24 hours of any State or Federal regulatory audits or inspections followed with a written copy of any audit or inspection results and correspondence to be submitted to Owner within seven (7) days of Operator’s receipt.

24.	Monthly written report on or before 45 days prior to the start of each calendar month of the scheduled maintenance for the Facilities and Premises for such month.

25.	Monthly written report on or before 45 days prior to the start of each calendar month of the environmental assessments scheduled for the Facilities and Premises for such month.

SCHEDULE 1.5 (B)

To the Operation and Service Agreement dated May 19, 2011 between
La Grange Acquisition, L.P. d/b/a   Energy Transfer Company, a Texas limited partnership (“Operator”), and Regency Gas Services LP (“Owner”)

Initial Facilities Contracts

Amended and Restated Master Services Agreement dated December 18, 2009 between Regency Employees Management LLC and RIGS Haynesville Partnership Company.

Construction and Operation Agreement dated January 18, 2008 between Regency Field Services LLC and Edwards Lime Gathering LLC

Operation and Maintenance Agreement dated September 1, 2005 between Gulf States Transmission Corporation, predecessor-in-interest to Gulf States Transmission LLC and and Regency Intrastate Gas LLC, predecessor-in-interest to Regency Employees Management LLC.

SCHEDULE 3.1

To the Operation and Service Agreement dated May 19, 2011 between
La Grange Acquisition, L.P. d/b/a   Energy Transfer Company, a Texas limited partnership (“Operator”), and Regency Gas Services LP (“Owner”)

Annual Operating Budget

STX
2011 Operating Expenses Budget
	Tilden Complex	STX Measurement Summary	STX Safety	Edwards Lime JV	South Texas
	Year	Year	Year	Year	Year

O&M Compensation & Benefits	3,894,531	535,793	-	1,028,926	5,459,250
O&M Employee Expenses	363,592	87,250	-	52,540	503,382
O&M Major Controllable	3,269,272	2,400	-	698,675	3,970,347
O&M Other Controllable	(175,293)	75,693	(500,000)	(20,142)	(619,742)
O&M Controllable	7,352,102	701,136	(500,000)	1,759,999	9,313,237

O&M CDM Cost of Operations	1,036,813	-	-	288,150	1,324,963
O&M CDM Lease Units	7,793,610	-	-	456,501	8,250,111
O&M Envir, Health, & Safety	506,700	-	226,324	-	733,024
O&M Other Uncontrollable	3,098,944	(701,690)	(226,324)	524,333	2,695,263
O&M Accrued Expenses	7,039	955	-	1,853	9,846
O&M Non Controllable	12,443,105	(700,735)	(0)	1,270,837	13,013,207

Operation & Maintenance	19,795,207	401	(500,000)	3,030,836	22,326,445

Gathering & Processing
2011 Operating Expenses Budget

	North Louisiana	Mid-continent	WTX Region	South Texas	GPT Operated Summary
	Year	Year	Year	Year	Year

O&M Compensation & Benefits	5,269,628	2,240,098	3,281,052	5,459,250	16,250,028
O&M Employee Expenses	786,705	359,421	353,440	503,382	2,002,948
O&M Major Controllable	3,871,255	562,410	2,100,270	3,970,347	10,504,282
O&M Other Controllable	(414,900)	(393,288)	(554,212)	(619,742)	(1,982,141)
O&M Controllable	9,512,688	2,768,641	5,180,550	9,313,237	26,775,116

O&M CDM Cost of Operations	2,844,420	2,621,421	2,205,174	1,324,963	8,995,978
O&M CDM Lease Units	3,761,656	2,030,899	5,011,633	8,250,111	19,054,299
O&M Envir, Health, & Safety	425,057	395,530	493,009	733,024	2,046,620
O&M Other Uncontrollable	3,661,248	2,303,290	3,191,056	2,695,263	11,850,857
O&M Accrued Expenses	9,445	3,892	6,875	9,846	30,058
O&M Non Controllable	10,701,826	7,355,032	10,907,748	13,013,207	41,977,813

Operation & Maintenance	20,214,514	10,123,673	16,088,298	22,326,445	68,752,929

NLA
2011 Operating Expenses Budget
	NLA - Other	Dubach Area	GSTC	Logansport	North Louisiana
	Year	Year	Year	Year	Year

O&M Compensation & Benefits	107,626	3,866,210	-	1,295,791	5,269,628
O&M Employee Expenses	12,115	575,150	-	199,440	786,705
O&M Major Controllable	334,200	2,571,035	81,250	884,770	3,871,255
O&M Other Controllable	(3,663)	(398,320)	2,958	(15,876)	(414,900)
O&M Controllable	450,278	6,614,075	84,208	2,364,126	9,512,688

O&M CDM Cost of Operations	-	2,844,420	-	-	2,844,420
O&M CDM Lease Units	-	1,569,152	-	2,192,504	3,761,656
O&M Envir, Health, & Safety	500	379,157	-	45,400	425,057
O&M Other Uncontrollable	58,953	873,227	273,760	2,455,308	3,661,248
O&M Accrued Expenses	178	7,026	-	2,242	9,445
O&M Non Controllable	59,631	5,672,982	273,760	4,695,454	10,701,826

Operation & Maintenance	509,909	12,287,057	357,968	7,059,579	20,214,514

Mid-Con
2011 Operating Expenses Budget
	Hugoton Lakin	Mocane - Laverne	Greenwood	Midcon Meas	Midcon - SAFETY	Mid-continent
	Year	Year	Year	Year	Year	Year

O&M Compensation & Benefits	725,479	558,526	189,491	766,601	-	2,240,098
O&M Employee Expenses	123,520	87,625	35,280	112,996	-	359,421
O&M Major Controllable	151,100	289,390	101,520	20,400	-	562,410
O&M Other Controllable	(15,272)	(20,699)	(7,230)	149,913	(500,000)	(393,288)
O&M Controllable	984,828	914,842	319,061	1,049,910	(500,000)	2,768,641

O&M CDM Cost of Operations	1,637,034	296,757	687,631	-	-	2,621,421
O&M CDM Lease Units	1,724,660	157,558	148,681	-	-	2,030,899
O&M Envir, Health, & Safety	212,940	41,840	36,900	-	103,850	395,530
O&M Other Uncontrollable	2,265,409	699,202	493,510	(1,050,982)	(103,850)	2,303,290
O&M Accrued Expenses	1,158	1,035	332	1,368	-	3,892
O&M Non Controllable	5,841,201	1,196,392	1,367,053	(1,049,614)	-	7,355,032

Operation & Maintenance	6,826,028	2,111,235	1,686,114	296	(500,000)	10,123,673

WTX
2011 Operating Expenses Budget
	West Texas	Coyanosa asset	WTX Region
	Year	Year	Year

O&M Compensation & Benefits	3,196,436	84,616	3,281,052
O&M Employee Expenses	337,640	15,800	353,440
O&M Major Controllable	2,029,370	70,900	2,100,270
O&M Other Controllable	(546,541)	(7,671)	(554,212)
O&M Controllable	5,016,905	163,645	5,180,550

O&M CDM Cost of Operations	1,837,974	367,200	2,205,174
O&M CDM Lease Units	4,753,619	258,014	5,011,633
O&M Envir, Health, & Safety	413,009	80,000	493,009
O&M Other Uncontrollable	3,533,730	(342,674)	3,191,056
O&M Accrued Expenses	6,727	148	6,875
O&M Non Controllable	10,545,059	362,689	10,907,748

Operation & Maintenance	15,561,963	526,334	16,088,298

RIGS
2011 Operating Expenses Budget
RIGS
2011 Budget

O&M Compensation & Benefits	2,451,915
O&M Employee Expenses	422,902
O&M Major Controllable	2,235,320
O&M Other Controllable	(734,003)
O&M Controllable	4,376,134

O&M CDM Cost of Operations	5,926,529
O&M CDM Lease Units	439,557
O&M Envir, Health, & Safety	194,034
O&M Other Uncontrollable	10,534,068
O&M Accrued Expenses	4,385
O&M Non Controllable	17,098,573

Operation & Maintenance	21,474,707

SCHEDULE 4
2011 Capital Budget

Maintenance Capital	2011 Total
Mid-Con	$1,500,000
West Texas	$2,000,000
South Texas	$2,600,000
Logansport	$900,000
Dubach Area	$2,000,000
Gulf States	$-
Measurement	$700,000
Total G&P	$9,700,000

RIGS	$1,913,000